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                           EXHIBIT 11
          FORT WAYNE NATIONAL CORPORATION AND SUBSIDIARIES
           STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)
                                         Three Months      Nine Months
                                         Ended Sept 30    Ended Sept 30
                                       ________________  ________________
                                         1997    1996      1997    1996
                                       _______  _______  _______  _______
                                      (In thousands, except per share data)
PRIMARY
Average shares outstanding...........   17,571   17,792   17,584   17,445
Net effect of dilutive stock
  options -- based on the treasury
  stock method using average market
  price..............................      318      123      251      111
                                       _______  _______  _______  _______
                                TOTAL   17,889   17,915   17,835   17,556
                                       =======  =======  =======  =======
Net income...........................  $ 8,931  $ 8,918  $27,285  $22,984
Preferred stock dividends............      555      555    1,665      740
                                       _______  _______  _______  _______
Net income applicable to common stock. $ 8,376  $ 8,363  $25,620  $22,244
                                       =======  =======  =======  =======


Earnings per common and common share
  equivalents......................... $   .47  $   .47  $  1.44  $  1.27
                                       =======  =======  =======  =======
FULLY DILUTED
Average shares outstanding............  17,571   17,792   17,584   17,445
Net effect of conversion o preferred
 stock................................   1,494    1,494    1,494      666
Net effect of dilutive stock
  options -- based on the treasury
  stock method using the higher of
  the end of the period market
  price or average market
  price...............................     365      131      365      131
                                       _______  _______  _______  _______
                                TOTAL   19,430   19,417   19,443   18,242
                                       =======  =======  =======  =======
Net income............................ $ 8,931  $ 8,918  $27,285  $22,984
                                       =======  =======  =======  =======
Earnings per common and common share
  equivalents......................... $   .46  $   .46  $  1.40  $  1.26
                                       =======  =======  =======  =======

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